Exhibit 99.1

[Autoimmune Inc. Letterhead]

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2003 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 11, 2003—AutoImmune Inc. (Nasdaq: AIMM) today reported a net loss of $0.16 million, or $0.01 per share basic and diluted, for the three months ended September 30, 2003, compared with a net loss of $0.25 million, or $0.01 per share basic and diluted, for the three months ended September 30, 2002. For the nine months ended September 30, 2003, net income was $0.74 million, or $0.04 per share basic and diluted, compared with a net loss of $0.64 million, or $0.04 per share basic and diluted, for the nine months ended September 30, 2002. Results for the nine months ended September 30, 2003 reflect receipt of the final payment in March 2003 from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of September 30, 2003, the Company reported $10.9 million in cash and marketable securities.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “ This past quarter, Colloral LLC, AutoImmune’s joint venture with Deseret Laboratories International, began market testing in geographically limited areas several approaches to increase the sales of Colloral®, its product for nutritional support of patients with rheumatoid arthritis. Under the currently applicable accounting model, AutoImmune will begin to recognize income when profits exceed cumulative start-up costs.

BioMS has confirmed that it expects to begin an advanced phase clinical trial of MBP8298 treatment for chronic progressive multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune, within the next several months. BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of MBP8298 should it reach the market.

Teva Pharmaceutical Industries, Ltd. reports that during the first quarter of 2004 it hopes to begin the next human clinical studies on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales.

AutoImmune co-sponsored a successful New York Academy of Sciences meeting titled “Oral Tolerance: Mechanisms and Applications” held at Mt Sinai Medical Center in New York City, October 23-26, 2003. Abstracts of the scientific presentations can be read at the conference website http://nyas.org/aeb/ot.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

- Financial Chart Follows -

AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
Revenue	$18,000	$25,000	$48,000	$1,415,000

Costs and expenses:
Research and development	211,000	70,000	329,000	241,000
General and administrative	100,000	114,000	506,000	508,000

Total costs and expenses	311,000	184,000	835,000	749,000

Interest income	48,000	29,000	149,000	95,000
Equity in net loss of unconsolidated affiliate	—	(25,000)	—	(25,000)

	48,000	4,000	149,000	70,000

Net income (loss)	($245,000)	($155,000)	($638,000)	$736,000

Net income (loss) per share—basic	($0.01)	($0.01)	($0.04)	$0.04

Net income (loss) per share—diluted	($0.01)	($0.01)	($0.04)	$0.04

Weighted average common shares outstanding—basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding—diluted	16,919,623	16,919,623	16,919,623	17,242,475

CONDENSED BALANCE SHEET

(Unaudited)

	December 31,	September 30,
	2002	2003
Cash and marketable securities	$10,018,000	$8,804,000
Other current assets	81,000	55,000
Long term marketable securities	—	2,060,000

Total assets	$10,099,000	$10,919,000

Current liabilities	$187,000	$118,000
Total stockholders’ equity	9,912,000	10,801,000

Total liabilities and equity	$10,099,000	$10,919,000